EXHIBIT 10.99

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of February 5, 2007, (the “Effective Date”) by and between Advanced Cell Technology, Inc., a Delaware corporation with offices at 381 Plantation Street, Worcester, Massachusetts 01605 (the “Company”) and Pedro Huertas, M.D., Ph.D. (“Employee”).

1.             TERM OF AGREEMENT

The term of this Agreement shall commence on the Effective Date and continue until the termination of Employee’s employment by the Company pursuant to the terms of this Agreement (such period of employment, the “Employment Period”).

2.             DUTIES AND PERFORMANCE

(a)           During the Employment Period, Employee shall be employed by the Company on a full-time basis as its Chief Development Officer and shall have such authority and shall perform such duties consistent with his position as may be reasonably assigned to him, including but not limited to Preclinical, Medical, Clinical, Regulatory and Quality Assurance/Quality Control and shall report to the Chief Executive Officer of the Company.  Employee shall use all reasonable efforts to further the interests of the Company and, except as approved by the Chief Executive Officer, shall devote all of his business time and attention to his duties hereunder.

(b)             Except with the approval of the Chief Executive Officer, Employee, during the Employment Period or any renewal thereof, will not (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to, that of the Company or any of its Affiliates (as defined in Section 7 hereof); provided, however, the Company acknowledges and agrees to Employees’ participation in advisory boards and consulting arrangements with third parties and a faculty position at Massachusetts General Hospital so long as such activities do not affect or interfere with Employee’s performance under this Agreement.

(c)           Employee shall be entitled to be reimbursed in accordance with the policies of the Company, as adopted and amended from time to time, for all reasonable standard and necessary expenses incurred by him in connection with the performance of his duties hereunder; provided that Employee shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies from time to time adopted by the Company.

3.             BASE SALARY AND OTHER COMPENSATION

(a)           Base Salary.  The Company shall pay to Employee a base salary at the rate of Two Hundred and Ninety Thousand Dollars ($290,000) per annum (the “Base Salary”) during the Employment Period, payable as per the normal payroll periods and pay practices of the Company (e.g., standard employee deductions such as income tax withholdings, social security, etc.).  The Base Salary shall be reviewed in connection with Employee’s annual performance review and may be increased upon the recommendation by Chief Executive Officer to and in the sole discretion of the Board of Directors or the Compensation Committee of the Board of Directors (the “Compensation Committee”).

(b)           Equity Compensation.  Employee shall be entitled to receive a grant of an option to purchase One Million Three Hundred Thousand (1,300,000) shares of Company common stock (the “Option Grant”) pursuant to the Company’s 2005 Stock Incentive Plan (the “2005 Plan”).  Except as set forth in Section 3(d) below, the Option Grant shall vest over a 48 month period as follows: 1/48th of the shares will vest each month during the term of this Agreement.  The shares shall be priced in accordance with the existing terms and conditions of the 2005 Plan.  In the event of a Change of Control (as defined in the 2005 Plan) of the Company after the Effective Date, Employee shall immediately vest in fifty percent (50%) of the unvested shares under the Option Grant.  Employee shall enter into and deliver all agreements as required under the 2005 Plan.  Employee shall be entitled to participate in any discounted employee stock purchase plan in the event such plan is established by the Company in the future.  In the event the Board of Directors and shareholders of the Company approve additional shares for the 2005 Plan, , Employee shall be included in any additional grants of equity compensation to the members of the executive management of the Company as determined in the sole discretion of the Board of Directors.

 (c)          Bonus Compensation.  In addition to the Base Salary and the equity compensation described in this Agreement, Employee shall receive an annual performance bonus determined by the Chief Executive Officer and the Board of Directors of the Company.

(d)           Additional Incentive.  As a signing bonus, Employee shall immediately vest in 10% of the Option Grant (i.e. 130,000 shares).

(e)           Automobile Allowance.  Employee shall be entitled to a monthly automobile allowance in the amount of One Thousand Dollars ($1,000) per month.

 (f)           CME.  The Company acknowledges that to maintain his standing in the medical and scientific community, Employee belongs to various professional societies, participates in professional organizations and occasionally fulfills continuing medical education (CME) credits.  The Company will reimburse Employee for all reasonable costs of membership, journal and CME activities.

 (g)          Company Equipment.  The Company will pay for purchase and maintenance of communication equipment, including but not limited to computer and telephone, necessary for the performance of Employee’s duties outside Company headquarters in Worcester, Massachusetts, USA.

4.             BENEFITS

Employee shall be entitled to participate, to the extent Employee may be eligible, in any group medical and hospitalization, profit sharing, retirement, life insurance or other employee benefit plan maintained by the Company and its subsidiaries for their full time employees

(collectively, “Benefits”), pursuant to the terms of such plan(s).  The Benefits made available to Employee shall be no less favorable than the benefits made available to other similarly situated senior executives of the Company.  Employee shall be entitled to three (3) weeks of paid vacation per year, which vacation shall accrue and be taken in accordance with the Company’s policies in effect from time to time.

5.             TERMINATION OF EMPLOYMENT

(a)           Termination.  Employee’s employment hereunder will be terminated, if any of the following circumstances occurs:

(i)            Termination for Cause.  The Company may terminate Employee’s employment hereunder for Cause by delivery of a written notice to Employee concerning the same.  “Cause” shall mean any of the following: (A) a material breach by Employee of the provisions of this Agreement, or Employee’s Confidential  Information, Invention and Non-Competition Agreement with the Company; (B) Employee’s future conviction of, or plea, of guilt or nolo contendere to, any felony or to any crime or offense (whether or not for personal gain) or involving acts of theft, fraud, embezzlement or moral turpitude; (C) gross negligence or intentional or willful misconduct in the performance of Employee’s duties, failure to faithfully and diligently perform the duties of Employee’s employment or his habitual neglect thereof; (D) intentional and repeated failure to materially follow or comply with the lawful directives of the Chief Executive Officer or with lawful policies, standards or regulations of the Company; and (E) fraudulent conduct or willful unethical conduct by Employee that materially discredits the Company or is materially detrimental to the reputation, character or standing of the Company.  In the case of the foregoing clauses, if any such breach, misconduct or failure is capable of being cured, as determined in the Board of Directors’ reasonable judgment, “Cause” shall mean any failure to cure such breach, misconduct or failure within a reasonable period (not to exceed thirty (30) calendar days, which period may be extended by the Board of Directors if Employee is diligently pursuing a cure) after Employee has been informed, in writing thereof.

(ii)           Termination without Cause.  Notwithstanding anything to the contrary contained herein, including in Section 1 of this Agreement, Employee’s employment with the Company may be terminated by the Company at any time, for any reason, without Cause upon providing thirty (30) days prior written notice to Employee.

(iii)          Disability.  Employee’s employment hereunder shall terminate if, because of a mental or physical disability or infirmity, Employee is unable to perform the essential functions of his duties, taking into account any reasonable accommodations that do not impose an undue burden on the Company, for a consecutive period of one hundred twenty (120) days or a non-consecutive period of one hundred twenty (120) days during any twelve (12) month period, or such other greater period as may be required by applicable employment laws, taking into consideration any sick, vacation or other leave time available under the Company’s policies in effect at such time.

(iv)          Death.  Employee’s employment hereunder shall terminate upon the death of Employee.

(v)           Resignation.  Employee’s employment hereunder shall terminate upon the voluntary resignation of Employee and Employee shall be free to resign for any or no reason upon two weeks’ prior written notice to the Company.

(b)           Compensation Upon Termination.

(i)            Termination for Cause.  If Employee’s employment is terminated for Cause pursuant to Section 5(a)(i) hereof, then the Company shall pay Employee (A) the Base Salary through the Date of Termination and (B) accrued but unpaid benefits for Employee (accrued but unpaid expenses, and accrued but unused vacation pay) as of the Date of Termination (collectively the items set forth in this clause (B) being referred to herein as the “Accrued Benefits”).  Employee and his dependents shall also be entitled to any continuation of coverage rights required by COBRA (as hereinafter defined).

(ii)           Termination by the Company.  If the Company terminates Employee’s employment without Cause pursuant to Section 5(a)(ii) hereof, then (A) the Company shall pay Employee: (1) the Base Salary through the Date of Termination and (2) the Accrued Benefits, (B) a lump sum payment (less payroll deductions and withholdings) equal to twelve (12) months Base Salary (in effect as of the time of the Date of Termination), (C) Employee and his dependents shall be entitled to any continuation of coverage rights required by COBRA, and the Company shall continue to pay the same COBRA premiums of Employee and his dependents for a period of twelve (12) months following the Date of Termination that the Company had paid prior to termination, and (D) Employee shall immediately vest upon the Date of Termination in one hundred percent (100%) of all remaining unvested shares under the Option Grant.  The Company shall take all necessary steps to ensure that any and all payments hereunder either comply with or are excluded from Section 409A of the Internal Revenue Code of 1986, as amended.

(iii)          Disability or Death.  If Employee’s employment shall be terminated pursuant to Section 5(a)(iii) or 5(a)(iv), then (A) the Company shall pay Employee or his estate, as applicable, (1) the Base Salary through the Date of Termination, (2) the Accrued Benefits, and (3) any other benefits payable on behalf of Employee as shall be determined under the Company’s insurance and other benefit plans and programs then in effect in accordance with the terms of such programs.  In addition, the Company shall keep in force existing Benefits covering Employee and his dependents for a period of one (1) year from the Date of Termination on the basis in effect at the Date of Termination of Employee’s employment, subject to the Company’s right to amend, modify or terminate any such plan.  Thereafter, Employee and his dependents shall be entitled to any continuation of coverage rights required by COBRA.

(iv)          Resignation.  (A) If Employee voluntarily resigns his position without Good Reason and voluntarily terminates his employment with the Company or otherwise voluntarily quits as an employee of the Company without Good Reason, then the Company shall pay Employee (1) the Base Salary through the Date of Termination and (2) the Accrued Benefits.  Thereafter, Employee and his dependents shall be entitled to any continuation of coverage rights required by COBRA.

(v)           Termination for Good Reason.  If Employee timely resigns his position with Good Reason and terminates his employment with the Company or otherwise quits as an employee of the Company with Good Reason, then (I) the Company shall pay Employee (a) the Base Salary through the Date of Termination and (b) the Accrued Benefits, (II) a lump sum payment (less payroll deductions and withholdings) equal to twelve (12) months Base Salary (in effect as of the time of the Date of Termination), (III) Employee and his dependents shall be entitled to any continuation of coverage rights required by COBRA, and the Company shall continue to pay the same COBRA premiums of Employee and his dependents for a period of twelve (12) months following the Date of Termination that the Company had paid prior to termination, and (IV) Employee shall immediately vest upon the Date of Termination in one hundred percent (100%) of remaining unvested shares under the Option Grant.  The Company shall take all necessary steps to ensure that any and all payments hereunder either comply with or are excluded from Section 409A of the Internal Revenue Code of 1986, as amended.

(vi) Termination Upon Change in Control. If a Change in Control occurs and Employee resigns with Good Reason or is terminated without Cause in anticipation of the Change of Control or within twelve (12) months of such Change in Control, then Employee will be entitled to receive a lump sum payment (less payroll deductions and withholdings) equal to twelve (12) months of Base Salary (in effect as of the Date of Termination), 100% vesting of all unvested Options, continuation of all benefits for twelve (12) months, plus payment of bonuses expected during the twelve (12) months after the Date of Termination. The Company shall take all necessary steps to ensure that any and all payments hereunder either comply with or are excluded from Section 409A of the Internal Revenue Code of 1986, as amended.

(c)           As used herein, “COBRA” shall mean Section 4980B of the Internal Revenue Code of 1986, as amended, and Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, and any applicable state law establishing employer requirements for continuation of group health care, life insurance or other welfare plan benefits for the benefit of certain current and former employees or dependents thereof.

(d)           “Date of Termination” shall mean the last day of Employee’s employment by the Company.

(e)           “Good Reason” shall mean, in each case without the consent of Employee, (i) a material reduction in Employee’s Base Salary (unless such reduction is associated with a concurrent reduction of salary of other similarly situated senior executives of the Company), or (ii) a material reduction or diminution of Employee’s title, duties, responsibilities, or authority below that of a Chief Development  Officer in charge of Preclinical, Medical and Clinical Affairs, Regulatory and Quality Assurance/Quality Control, or (iii) the Company’s material breach of this Agreement; provided that the Company (A) first be given reasonable written notification by Employee of such alleged events, activities or omissions, and (B) a reasonable opportunity (of not less than thirty (30) days) to cure such events, activities or omissions if capable of being cured, or (iv) relocation of the Company, or its successor, more than fifty (50) miles away from the Company’s current location at 381 Plantation Street, Worcester, Massachusetts 01605 USA.

(f)            “Change in Control” means any of the following (i) any person or entity becomes the beneficial owner of greater than fifty per cent (50%) of the then outstanding voting power of the Company with corresponding designated control of the Board of Directors; (ii) a merger or consolidation with another entity where the voting securities of the Company that are outstanding immediately before the transaction constitute less than a majority of the voting power of the voting securities of the company or the surviving entity outstanding immediately after the transaction; or (iii) the sales and disposition of all or substantially all of the company’s assets. This provision will not apply a re-capitalization of the company where control is maintained by the current Board of Directors or a strategic partnership relationship where Board control is not altered.

(g)           Employee’s Obligations at Termination.  Employee hereby acknowledges and agrees that all Personal Property and equipment furnished to or prepared by Employee in the course of or incident to his employment, belongs to the Company and shall be promptly returned to the Company upon termination of Employee’s employment hereunder.  “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, encoded media, and other documents or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of the Company.  As of the Date of Termination, Employee will not retain any written or other tangible material containing any proprietary information of the Company.  Upon termination of Employee’s employment hereunder for any reason, Employee shall be deemed to have resigned from all offices and Board of Directors positions and other directorships then held with the Company or any Affiliate (as defined in Section 7).

(h)           The termination of the Employment Period by the Company or Employee shall be without liability to the Company except as specifically set forth in this Agreement.

(i)            Notwithstanding anything in this Agreement to the contrary, Employee shall not be entitled to any accelerated vesting or continuation of salary or benefits (including COBRA premiums) payments following the Date of Termination, unless and until Employee shall enter into the Company’s standard form of general release mutually acceptable to the Company and Employee in favor of the Company and its affiliates and is not revoked.

(j)            4999 / 409A

(i)            4999

In the event that it is determined that any payment or benefit provided by the Company to or for the benefit of Employee, either under this Agreement or otherwise, will be subject to the excise tax imposed by section 4999 of the Internal Revenue Code or any successor provision (“Section 4999”), the Company will, prior to the date on which any amount of the excise tax must be paid or withheld, make an additional lump-sum payment (the “4999 gross-up payment”) to Employee.  The 4999 gross-up payment will be sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any) with respect to the 4999 gross-up payment, to make Employee whole for all taxes (including withholding taxes) and any associated interest and penalties, imposed under or as a result of Section 4999.

Determinations under this section will be made by an accounting firm chosen by the Company and Employee (the firm making the determinations to be referred to as the “Firm”).  The determinations of the Firm will be binding upon the Company and Employee except as the determinations are established in resolution (including by settlement) of a controversy with the Internal Revenue Service (“IRS”) to have been incorrect.  All fees and expenses of the Firm will be paid by the Company.

If the IRS asserts a claim that, if successful, would require the Company to make a 4999 gross-up payment or an additional 4999 gross-up payment, the Company and Employee will cooperate fully in resolving the controversy with the IRS.  The Company will make or advance such 4999 gross-up payments as are necessary to prevent Employee from having to bear the cost of payments made to the IRS in the course of, or as a result of, the controversy. The Firm will determine the amount of such 4999 gross-up payments or advances and will determine after final resolution of the controversy whether any advances must be returned by Employee to the Company.  The Company will bear all expenses of the controversy and will gross Employee up for any additional taxes that may be imposed upon Employee as a result of its payment of such expenses.

(ii) 409A

To the extent any payment hereunder shall be required to be delayed until six months following separation from service to comply with Section 409A it shall be so delayed (but not more than is required to comply with such rules).  The parties hereto acknowledge that in addition to any delay required under Section 409A, it may be desirable, in view of regulations or other guidance issued by the IRS under Section 409A of the Code, to amend provisions of the Agreement to avoid taxes and/or penalties under Section 409A of the Code and that the Company will not unreasonably withhold its consent to any such amendments which in its determination are (i) feasible and necessary to avoid adverse tax consequences under Section 409A of the Code for Employee, and (ii) not adverse to the interests of the Company.

In the event that it is determined that any payment or benefit provided by the Company to or for the benefit of Employee, either under this Agreement or otherwise, will be subject to taxes and/or penalties and/or interest imposed by section 409A of the Internal Revenue Code or any successor provision (“Section 409A”), the Company will, prior to the date on which any amount of such taxes and/or penalties and/or interest must be paid or withheld, pay to Employee an additional amount (the “409A gross-up payment”) that after reduction for all taxes (including but not limited to the Section 409A taxes and/or penalties and/or interest with respect to such 409A gross-up payment) equals any Section 409A taxes and/or penalties and/or interest such that Employee is made whole; provided, that to the extent any 409A gross-up payment would be considered “deferred compensation” for purposes of Section 409A of the Code, the manner and time of payment, and the provisions of this paragraph, shall be adjusted to the extent necessary to comply with, or be excluded from, the requirements of Section 409A with respect to such payment so that the 409A gross up payment does not give rise to additional 409A taxes and/or penalties and/or interest.

Determinations under this section will be made by an accounting firm chosen by the Company and Employee (the firm making the determinations to be referred to as the “Firm”).  The determinations of the Firm will be binding upon the Company and Employee except as the determinations are established in resolution (including by settlement) of a controversy with the Internal Revenue Service (“IRS”) to have been incorrect.  All fees and expenses of the Firm will be paid by the Company.

If the IRS asserts a claim that, if successful, would require the Company to make a 409A gross-up payment or an additional 409A gross-up payment, the Company and Employee will cooperate fully in resolving the controversy with the IRS.  The Company will make or advance such 409A gross-up payments as are necessary to prevent Employee from having to bear the cost of payments made to the IRS in the course of, or as a result of, the controversy. The Firm will determine the amount of such 409A gross-up payments or advances and will determine after final resolution of the controversy whether any advances must be returned by Employee to the Company.  The Company will bear all expenses of the controversy and will gross Employee up for any additional taxes that may be imposed upon Employee as a result of its payment of such expenses.

6.             LIABILITY AND INDEMNIFICATION

The Company shall hold during the Employment Period and for at least five (5) years thereafter sufficient insurance to defend and indemnify Employee for any claims against him during the lawful discharge of his duties, to the extent that the Employee comports to company policy and appropriate law, to the Company and shall hold him and his estate harmless against such claims.

7.             CONFIDENTIALITY

(a)           Confidentiality.  Employee agrees and acknowledges that all right, title and interest in and to the Employee Confidential Information, Invention and Non-Competition Agreement shall be owned by and remain vested in the Company.  Employee shall enter into and deliver the Company’s standard form of Proprietary Information and Invention Agreement.  Except as consented to by the Company and as and to the extent required by, law, Employee hereby agrees that Employee will not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information.  Employee agrees that, upon termination of his employment hereunder, all Confidential Information in his possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by Employee or furnished to any third party, in any form except as provided herein.  As used in this Agreement, the term “Confidential Information” means information disclosed to Employee or known by Employee as a consequence of or through his relationship with the Company, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to supplier and customer lists of the Company and its Affiliates, patents, copyrights, know-how, trade secrets, research, product plans, prices and costs, markets, developments, test data, forecasts, budgets and other confidential or proprietary business, technical, personnel or financial information, whether or not Employee’s work product, in written, graphic, oral or other tangible or intangible forms, including but not limited to specifications, samples, records, data, computer programs, services, suppliers, pricing policies, drawings, diagrams, models, customer names, ID’s or email addresses and relationships, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), hardware/software systems and processes and other valuable confidential business information, in each case that qualifies as a trade secret and has independent economic value; provided, however, that “Confidential Information” shall not include any such information that Employee can show (i) was publicly known at the time of disclosure to Employee, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, which duty is known to Employee or (iii) is lawfully disclosed to Employee by a third party owing no duty of confidentiality to the Company.  Subject to the foregoing, any information that is not readily available to the public shall be considered to be a trade secret and confidential and proprietary, even if it is not specifically marked as such, unless the Company advises Employee otherwise in writing.  The parties hereto stipulate and agree that the foregoing matters are important, material and confidential proprietary information and trade secrets that affect the successful conduct of the business of the Company (and any successor or assignee of the Company).  Employee will keep the Confidential Information in strictest confidence and trust.  Employee also acknowledges and agrees that the Company’s products are marketed anywhere in the world, the market in which the Company competes is worldwide and, therefore, the protection afforded the Company pursuant to the provisions of this Section 6 shall be worldwide.

(b)           Injunctive Relief and Enforcement.  In the event of breach by Employee of the terms of this Section 6, the Company shall be entitled to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by Employee and to enjoin Employee from any further violation of this Section 6, and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law.  Employee acknowledges, however, that the remedies at law for any breach by him of the provisions of this Section 6 may be inadequate.  In addition, in the event that any of the agreements in this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or over too great a geographical area or by reason of being too extensive in any other respect, it shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, and enforced as so interpreted, all as determined by such court in such action.

8.             AFFILIATES

As used in this Agreement, “Affiliates” shall mean any partnership, joint venture, limited liability company or corporation that, directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, the Company.  The term “Control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a corporation, partnership, joint venture or limited liability company, whether through the ownership of voting securities, by contract or otherwise.

9.             NOTICE

All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be delivered personally to the party intended to receive such notice, or sent by a national overnight delivery or courier company or by U.S. registered or certified mail, postage prepaid, return receipt requested, and sent to:

If to Employee:	Pedro Huertas, M.D., Ph.D.
283 Simon Willard Road
Concord, MA 01742-1625
Tel: 978-394-5700

If to the Company:	Advanced Cell Technology, Inc.
1201 Harbor Bay Parkway, Suite 120
Alameda, CA 94502
Tel: 510.748.9400
Fax: 510.748. 9450

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.  Any such notices shall be deemed delivered upon delivery or refusal to accept delivery as indicated in writing by the party attempting to make personal service, on the U.S. Postal Service return receipt, or by similar written advice from the overnight delivery company; provided, however, that if any such notice shall also be sent by electronic transmission device, such as telex, telecopy, fax machine or computer to the fax number set forth above, such notice shall be deemed delivered at the time and on the date of machine transmittal (except if sent after 5:00 p.m. recipient’s time, in which case the notice shall be deemed delivered at 9:00 a.m. on the next business day) if the sending party receives a written send verification on its machine and sends a duplicate notice on the same day or the next business day by personal service, registered or certified U.S. mail, or overnight delivery in the manner described above.

10.          DIVISIBILITY OF AGREEMENT

In the event that any term, condition or provision of this Agreement is for any reason rendered void, all remaining terms, conditions and provisions shall remain and continue as valid and enforceable obligations of the parties hereto.

11.          CHOICE OF LAW

This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California (without reference to the choice of law provisions of such State’s law).

12.          ARBITRATION

Notwithstanding anything herein to the contrary, in the event that there shall be a dispute among the parties arising out of or relating to this Agreement or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in Boston, Massachusetts administered by the American Arbitration Association (“AAA”), in accordance with the AAA’s National Rules for the Resolution of Employment Disputes then in effect.  Depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings.  Any award issued as a result of such arbitration shall be final and binding between the parties thereto, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought.  Notwithstanding anything to the contrary contained in this Section 12, nothing shall prevent the parties hereto from seeking provisional remedies or injunctive relief in a court of law.

13.          SERVICE OF PROCESS; CONSENT TO JURISDICTION

(a)           Service of Process.  Each of the parties hereto irrevocably consents to the service of any process or pleading by any method permitted under California law.

(b)           Consent to Jurisdiction.  Each party hereto irrevocably and unconditionally: (i) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the Eastern District of Massachusetts or, if such court is precluded by law from accepting jurisdiction, in any court of general jurisdiction in the Suffolk County of Massachusetts; (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

14.          COMPLETE AGREEMENT

This Agreement contains the entire understanding of the parties with respect to the employment of Employee and supersedes all prior arrangements or understandings with respect thereto and all oral or written employment agreements or arrangements between the Company (and any of its subsidiaries) and Employee; provided that nothing herein shall supersede or terminate or modify the provisions of the Employee Confidential Information, Invention and Non-Competition Agreement or any agreements related to the 2005 Plan with the Company, and the provisions hereof shall be additive to the provisions of those agreements.  This Agreement may not be altered or amended except by writing, duly executed by the party against whom such alteration or amendment is sought to be enforced.

15.          ASSIGNMENT

This Agreement is personal and non-assignable by Employee.  It shall inure to the benefit of any corporation or other entity with which the Company shall merge or consolidate or to which the Company shall lease or sell all or substantially all of its assets and may be assigned by the Company to any Affiliate of the Company or to any corporation or entity with which such Affiliate shall merge or consolidate or which shall lease or acquire all or substantially all of the assets of such Affiliate; provided that as a condition to such sale of assets or merger, the purchaser or surviving company, as the case may be, shall have assumed all of the obligations and duties of the Company under this Agreement and the Company shall not be released of its obligations under this Agreement; provided further that Employee shall have the right to raise any defense against, or set off against any claim or demand of, any assignee of the Company that Employee could have raised to or set off against the Company in the absence of such assignment.

16.          COUNTERPARTS

This Agreement may be executed and delivered in counterparts (which may be by fax or photocopy), each of which shall be an original and all of which together shall constitute one and the same instrument.

17.          EMPLOYEE’S ACKNOWLEDGMENT

Employee acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

“EMPLOYEE”

/s/ PEDRO HUERTAS
Pedro Huertas, M.D., Ph.D.

“COMPANY”

ADVANCED CELL TECHNOLOGY, INC.

/s/ WILLIAM M. CALDWELL, IV
By: William M. Caldwell, IV
Title: Chairman and Chief Executive Officer

Signature Page to Employment Agreement